Exhibit 21


                          SUBSIDIARIES OF BNCCORP, INC.


The following is a list of all subsidiaries of the Company, including their state of incorporation or organization.


          Name                                        Incorporated In

      BNC National Bank                               National Bank

      BNC Insurance Inc. (a subsidiary of
         BNC National Bank)

      BNC Asset Management (a subsidiary of
         BNC National Bank)

      Bismarck Properties, Inc.                       North Dakota

      BNC National Bank of Minnesota                  National Bank







                                      1